RULE 17F5 APPENDIX
Updated: March 14, 2019

The following open-end management investment companies (“Funds”) are hereby made parties to the Rule 17f-5 Delegation Agreement between UMB Bank, n.a., as Custodian, and Starboard Investment Trust, and agree to be bound by all terms and conditions contained in said Agreement:

1.	Alpha Risk Tactical Rotation Fund	8.	Crow Point Small-Cap Growth Fund
2.	Cavalier Adaptive Income Fund	9.	Matisse Discounted Closed-End Fund Strategy
3.	Cavalier Fundamental Growth Fund	10.	Matisse Discounted Bond CEF Strategy
4.	Cavalier Growth Opportunities Fund	11.	Method Smart Beta Explorer Allocation Plus Fund
56.	Cavalier Hedged High Income Fund	12.	Roumell Opportunistic Value Fund
6.	Cavalier Tactical Economic Fund	13.	Sirius S&P Strategic Large-Cap Allocation Fund
7.	Cavalier Tactical Rotation Fund	14.	Sector Rotation Fund

STARBOARD INVESTMENT TRUST
By: /s/ Katherine M. Honey Name: Katherine M. Honey Title: President
Date: March 14, 2019

UMB BANK, N.A.
By: /s/ Peter Bergman
Name: Peter Bergman
Title: Vice-President
Date: 04/30/2019